Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-269266, 333-228690, 333-166754, 333-143548, 333-125625, 333-51708 and 333-276126 on Form S-8, Registration Statements Nos. 333-266120 and 333-266122 on Form S-3 and Registration Statement No. 333-280839 on Form S-1 of our reports dated October 30, 2024, relating to the consolidated financial statements of Comtech Telecommunications Corp., and the effectiveness of Comtech Telecommunications Corp.'s internal control over financial reporting appearing in this Annual Report on Form 10-K of Comtech Telecommunications Corp. for the year ended July 31, 2024.

/s/ DELOITTE & TOUCHE LLP

Jericho, New York
October 30, 2024